Exhibit 99.1

Contact:	FOR RELEASE:
Richard E. Moran Jr.	March 27, 2007
Executive Vice President and Chief Financial Officer
(310) 481-8483
and
Tyler H. Rose
Senior Vice President and Treasurer
(310) 481-8484

KILROY REALTY ANNOUNCES PRICING OF $400.0 MILLION

OF EXCHANGEABLE SENIOR NOTES

LOS ANGELES, CA, March 27, 2007 – Kilroy Realty Corporation (the “Company”) (NYSE: KRC) today announced that its Operating Partnership, Kilroy Realty, L.P. (the “Operating Partnership”), has priced an offering of $400 million aggregate principal amount of 3.250% Exchangeable Senior Notes due 2012 (the “notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The Operating Partnership has granted to the initial purchasers a 13-day option to purchase up to an additional $60.0 million aggregate principal amount of notes to cover overallotments, if any. The notes will be guaranteed by the Company on a senior unsecured basis.

The notes will pay interest semi-annually at a rate of 3.250% per annum and mature on April 15, 2012. The notes will have an initial exchange rate of 11.3580 Company common shares per $1,000 principal amount of the notes, representing an exchange price of approximately $88.04 per Company common share and an exchange premium of approximately 20.0% based on the last reported sale price of $73.37 per Company common share on March 27, 2007. The initial exchange rate is subject to adjustment under certain circumstances. The notes will be exchangeable under certain circumstances for cash up to the principal amount and shares of Company common stock with respect to any exchange value above the principal amount. The Operating Partnership has the right to make a one-time, irrevocable election to satisfy its exchange obligations entirely with shares of Company common stock. The notes will be exchangeable, prior to the close of business on the second business day immediately preceding the stated maturity date, at any time beginning on November 15, 2011, and also upon the occurrence of specified events. Closing of the sale of the notes is expected to occur on April 2, 2007.

In connection with the offering of the notes, the Operating Partnership has entered into capped call transactions with affiliates of certain initial purchasers of the notes (the “option counterparties”) in order to increase the effective exchange price of the notes to $102.72 per Company common share, which represents an exchange premium of approximately 40% based on the last reported sale price of $73.37 per Company common share on March 27, 2007. The capped call transactions are expected generally to reduce the potential dilution upon exchange of the notes in the event that the market value per share of the Company common stock, as measured under the terms of the capped call transactions, on the relevant settlement date is greater than the strike price of the capped call transactions, which will correspond to the initial exchange price of the notes. In connection with hedging the capped call transactions, the option counterparties or their affiliates have entered into various derivative transactions with respect to the Company common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of the Company common stock concurrently with or following the pricing of the notes. In addition, the option counterparties or their affiliates may from time to time following the pricing of the notes enter into or unwind various derivatives and/or purchase or sell the Company common stock in secondary market transactions. These activities could have the effect of decreasing the price of the Company common stock and adversely affecting the price of the notes during any observation period related to an exchange of notes and during the period subsequent to November 15, 2011 and prior to the maturity date.

Net proceeds from the offering are expected to be approximately $366.0 million, or approximately $421.1 million if the initial purchasers’ overallotment option is exercised in full, after deducting the initial purchasers’ discounts and commissions, the cost of the capped call transactions (including an estimate of the cost of the capped call transactions for the overallotment option) and our estimated expenses. If the initial purchasers exercise their over-allotment option, the Operating Partnership intends to use a portion of the net proceeds from the sale of the additional notes to pay the cost of additional capped call transactions. The Operating Partnership intends to use the remainder of the net proceeds from the offering of the notes to reduce borrowings under its $550 million unsecured revolving credit facility, repay outstanding mortgage indebtedness, finance a portion of its development pipeline and for other general corporate purposes.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction . Any offers of the securities will be made only by means of a private offering memorandum. The notes and any common stock of the Company issuable upon the exchange of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Some of the information presented in this release is forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Kilroy Realty Corporation believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. For forward-looking statements herein, Kilroy Realty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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